UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 15, 2011

ACCESS TO MONEY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-10657	93-0809419
(Commission File Number)	(IRS Employer Identification No.)

1101 Kings Highway N, Suite G100
Cherry Hill, New Jersey	080034
(Address of Principal Executive Offices)	(Zip Code)

(856) 414-9100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement

On August 15, 2011, Access to Money, Inc. (the "Company," "we" or "us") entered into an Agreement and Plan of Merger (the "Agreement") with Cardtronics USA, Inc., a Delaware corporation ("Cardtronics"), CATM Merger Sub, Inc. (the "Sub"), a Delaware corporation and wholly owned subsidiary of Cardtronics, and LC Capital Master Fund, LP ("LC Capital"), the beneficial owner of 10,997,903 shares of the Company’s outstanding common stock, $0.001 par value (the "Common Stock").  The Agreement contemplates a merger (the "Merger") of Sub with and into the Company pursuant to which we will become a wholly owned subsidiary of Cardtronics.

Pursuant to the Agreement, at the effective time (the "Effective Time") of the Merger, holders of shares of our Common Stock, other than shares for which holders have perfected appraisal rights under applicable Delaware law, will receive cash payment of $0.285 per share.  At the Effective Time, all of our officers and directors will resign and our Common Stock will no longer be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or eligible for trading on the OTC Bulletin Board.

Closing of the Merger is conditioned upon approval of the Merger by our stockholders, there being no preliminary or permanent injunction or other court order that prohibits the consummation of the Merger, and Cardtronics’ compliance in all material respects with all obligations required to be performed by it under the Agreement, including, its obligation to pay all remaining principal and interest on our outstanding term loans with Sovereign Bank, LC Capital and Cadence Special Holdings II, LLC, and to satisfy our obligations under our subordinated note payable to Douglas B. Falcone, our Chief Operating Officer.  Pursuant to the Merger Agreement, Lampe has agreed to vote all shares of our Common Stock that it currently owns and any shares that it acquires prior to the record date for our stockholders meeting in favor of the Merger.  LC Capital has irrevocably appointed Cardtronics as its proxy for the purpose of voting its shares at our stockholders meeting to consider the Merger.

Cardtronics may terminate the Agreement if we breach any representation, warranty, or covenant in the Agreement, after an opportunity to cure in some cases.  We may terminate the Agreement if Cardtronics breaches any representation, warranty or covenant as set forth in the Agreement, after an opportunity to cure in some cases.  We may also terminate the Agreement in the event we withdraw our recommendation that the Merger be approved by our stockholders as a result of an alternative acquisition proposal, in which event we will be obligated to pay Cardtronics a termination fee equal to $1,000,000 (the "Termination Fee") plus expenses actually incurred by Cardtronics in an amount not to exceed $100,000.  Cardtronics will also be entitled to the Termination Fee in the event we breach our covenant to call, convene and conduct the stockholders meeting.  In the event that all of the conditions to Cardtronics’ obligation to close have been satisfied or waived by Cardtronics and Cardtronics elects not to close, we are entitled to a reverse termination fee equal to $1,000,000 plus expenses actually incurred by us in an amount not to exceed $100,000.  The Agreement may also be terminated by mutual consent of us and Cardtronics or in the event that the closing shall not have occurred by December 31, 2011.

Concurrent with the execution of the Agreement, Cardtronics entered into a note purchase agreement with Douglas B. Falcone, pursuant to which it agreed to purchase that certain Amended and Restated Subordinated Promissory Note dated September 3, 2010 in the original principal amount of $9,754,465.

The foregoing description of the Agreement is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference, and is intended to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Cardtronics or the Sub.  The representations, warranties and covenants contained in the Agreement were made only for purpose of the Agreement and as of specific dates, were solely for the benefit of the parties to the Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreement.  The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, and such subsequent information may or may not be fully reflected in our public disclosures.

Item 8.01. Other Events.

On August 15, 2011, the Company and Cardtronics issued a press release announcing the signing of the Agreement.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01        Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger among Cardtronics USA, Inc., CATM Merger Sub, Inc., Access to Money, Inc., and LC Capital Master Fund, LP

99.1	Press Release dated August 15, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Access to Money, Inc.

Date: August 17, 2011	By:	/s/ Michael J. Dolan
Michael J. Dolan
Chief Financial Officer